Exhibit 10.2

Re: Account Number WI-26904 (the “Account”)

ADDENDUM TO CREDIT LINE AGREEMENT

The attached “Credit Line Agreement” sets forth certain terms related to the extension of credit by UBS Bank USA (“The “Bank”) with respect to certain assets held through the above-referenced non-discretionary corporate cash management Account with UBS Financial Services Inc. (the “Firm”). The party signing this Addendum as Client where indicated below (the “Client”) understands and agrees that, notwithstanding anything to the contrary contained in either the Credit Line Agreement (including without limitation Section 19 of the Credit Line Agreement) or the existing Corporate Cash Management Account Agreement applicable to the Account, as amended from time to time (the “Account Agreement”), the terms of the Credit Line Agreement supplement, but do not replace, the existing Account Agreement as follows: (i) the terms of the Credit Line Agreement (as amended from time to time, in accordance with its terms) shall govern with respect to any matters, issues or disputes related directly to, or arising directly from, the extension of credit and/or the status of Client as borrower and the Bank as lender pursuant to the Credit Line Agreement (e.g., matters relating to the loan account(s) established at the Bank pursuant to the Credit Line Agreement, and/or the indemnification of the Bank as a lender); and (ii) the terms of the Account Agreement (as amended from time to time, in accordance with its terms) shall govern with respect to all other matters (e.g., matters relating to the Account established at the Firm pursuant to the Account Agreement, the Firm’s trading authority and activities and/or the indemnification of the Firm for the services it provides under the Account Agreement).

Without limiting the generality of the foregoing, Client further understands and agrees that:

(A) If applicable, Client may continue to receive Financial Advisor Reports with respect to the Account, from its Financial Advisor that are in addition to the official monthly statements that the Firm provides (“Financial Advisor Reports”). As noted in the disclaimer page for those Financial Advisor Reports, the Financial Advisor Reports are for informational purposes only and Client should rely on the Firm’s monthly account statements and trade confirmations as the official records relative to the Account. There may be differences between the Financial Advisor Reports and the Firm’s monthly statements and trade confirmations. The disclaimer page of the Financial Advisor Reports sets forth important terms and conditions applicable to the Financial Advisor Reports. Client’s receipt of Financial Advisor Reports constitutes Client’s agreement to, and acceptance of, those terms and conditions.

(B) Solely with respect to disputes arising out of the extension of credit and/or the status of Client as borrower and the Bank as lender pursuant to the Credit Line Agreement, the choice of law provisions of Paragraph 13 of the Credit Line Agreement and the dispute resolution provisions of Section 17 of the Credit Line Agreement shall govern. With respect to any other disputes relating to the Account, the terms of the Account Agreement regarding choice of law and the arbitration of disputes shall continue to govern.

(C) If Client elected or in the future elects to adopt the Firm’s “Addendum Granting Limited Authority to Invest in Money Market Funds For Non-Discretionary Corporate Cash Management Accounts,” the Firm may continue to exercise the limited discretion described therein with respect to the Account.

(D) If Client elected or in the future elects to adopt the “Investment Policy Submission Addendum For Non-Discretionary Corporate Cash Management Accounts,” the terms set forth therein shall continue to govern with respect to the Account and any investment policy statement associated with the Account.

Acknowledged and agreed this                      day of                     , 2009

Client’s Name: FEI Company

By:

Name:

Title: